Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Board of Directors Elects New Director

SANTA CLARA, Calif., Nov. 14, 2019 – Intel Corporation today announced that James (Jim) J. Goetz was elected to Intel’s board of directors. His election marks the sixth new independent director added to Intel’s board since the beginning of 2016.

“Jim has a keen understanding of how technology is evolving and a strong track record helping technology companies capitalize on disruptive innovation,” said Intel Chairman Andy Bryant. “Jim has helped create and grow a number of technology companies and product lines to market-leading positions, both as an entrepreneur and as an investor. Jim’s technical insight, substantial operating experience, growth mindset, and deep private and public company board experience, all will further strengthen Intel’s board.”

Goetz, 54, has served as a partner of Sequoia Capital, a venture capital firm, since June 2004. Prior to joining Sequoia, Goetz co-founded VitalSigns Software, where he assembled and led the team that pioneered end-user performance management. Prior to VitalSigns, he was vice president of Network Management for Bay Networks. Goetz currently serves on the boards of several privately held companies, and since April 2005, on the board of Palo Alto Networks Inc., a network security solution company. Goetz previously served on the boards of directors of Barracuda Networks Inc., a data security and storage company from 2009 to 2017; Nimble Storage Inc., a data storage company, from 2007 to 2017; Jive Software Inc., a provider of social business software, from 2007 to 2015; and Ruckus Wireless Inc., a manufacturer of wireless (Wi-Fi) networking equipment, from 2012 to 2015, among others.

Goetz holds a Bachelor of Science degree in electrical engineering from the University of Cincinnati and a Master of Science degree in electrical engineering from Stanford University.

About Intel

Intel (NASDAQ: INTC), a leader in the semiconductor industry, is shaping the data-centric future with computing and communications technology that is the foundation of the world’s innovations. The company’s engineering expertise is helping address the world’s greatest challenges as well as helping secure, power and connect billions of devices and the infrastructure of the smart, connected world - from the cloud to the network to the edge and everything in between. Find more information about Intel at newsroom.intel.com and intel.com.

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